EXHIBIT 10.95

First Amendment
to the
DTE Energy Company
Plan for Deferring the Payment of Directors’ Fees
(As Amended and Restated Effective As Of January 1, 2005)

Recitals

A.    DTE Energy Company (the “Company”) adopted the DTE Energy Company Plan for Deferring the Payment of Directors’ Fees (As Amended and Restated Effective As Of January 1, 2005) (the “Plan”) to enable the Company to attract and retain directors.

B.    The Company’s Board of Directors is authorized to amend the Plan.

C.    By a resolution properly adopted on June 25, 2015, the Board amends the Plan to clarify ambiguous Plan provisions governing participants’ elections to change the form of distribution from the Plan so the provisions reflect the actual administration of the Plan.

Plan Amendment

Effective as of January 1, 2005, the DTE Energy Company Plan for Deferring the Payment of Directors’ Fees is amended by replacing Section VII(B)(5)(a) with the following:

(a)    The Director’s election is filed with the Company at least 12 months before the earliest date on which the distribution of the Director’s Post-2004 Account would begin under the Director’s then-current distribution election;

(i)    For purposes of this Section VII(B)(5)(a), the date the Director’s service on the Board terminates is treated as “the earliest date on which distribution of the Director’s Post-2004 Account would begin” if the Director has not filed a previous election under this Section VII(B)(5)(a) to change the form of distribution of the Director’s Post-2004 Account.

DTE Energy Company has caused this First Amendment to be executed on the 25th day of June, 2015.

DTE Energy Company

/s/LARRY E. STEWARD
Larry E. Steward
Senior Vice President, Human Resources